Exhibit 12.1

                        PINNACLE WEST CAPITAL CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                           Twelve Months Ended
                                     ---------------------------------------------------------------
                                                               December 31
                                     ---------------------------------------------------------------
                                       2000       1999       1998       1997       1996       1995
                                     --------   --------   --------   --------   --------   --------
Earnings:
  Net Income from Continuing
    Operations                       $302,332   $269,772   $242,892   $235,856   $211,059   $199,608
  Income Taxes                        223,852    168,065    164,593    150,281    128,456    127,965
  Fixed Charges                       207,596    199,309    206,354    220,656    236,842    267,611
                                     --------   --------   --------   --------   --------   --------
    Total                             733,780    637,146    613,839    606,793    576,357    595,184
                                     ========   ========   ========   ========   ========   ========

Fixed Charges:
  Interest Expense                    171,239    162,381    169,145    182,838    198,569    228,752
  Estimated Interest Portion of
    Annual Rents                       36,357     36,928     37,209     37,818     38,273     38,859
                                     --------   --------   --------   --------   --------   --------
    Total Fixed Charges               207,596    199,309    206,354    220,656    236,842    267,611
                                     ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges
  (rounded down)                         3.53       3.19       2.97       2.74       2.43       2.22
                                     ========   ========   ========   ========   ========   ========

  Estimated interest portion of
  Unit 2 lease payments included
  in estimated interest portion of
  annual rentals                     $ 33,411   $ 33,878   $ 34,315   $ 34,720   $ 35,083   $ 35,422
                                     ========   ========   ========   ========   ========   ========